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International Rectifier Corporation
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The following is a press release and letter to stockholders issued by International Rectifier Corporation on September 29, 2008.

International Rectifier Sends Letter Urging Shareholders to Elect the Company’s Three Nominees, and to Reject Vishay’s Highly Conditional Offer

Vishay Offer Found to be Inadequate, and Not in the Best Interests of IRF Shareholders

EL SEGUNDO, CA – September 29, 2008 – International Rectifier Corporation (NYSE:IRF) said today that it has filed with the Securities and Exchange Commission and mailed to shareholders a letter outlining the critical importance of electing the three nominees of the Company at the October 10th meeting.

Richard J. Dahl, Chairman of the Board of International Rectifier said: “The IRF Board of Directors has unanimously deemed Vishay’s $23.00 offer to be inadequate taking into account the future prospects of IRF and the synergies that Vishay can derive from this acquisition.  It is regrettable that Vishay continues to make assertions that are flawed, misleading and factually inaccurate.  The IRF Board underscored the serious risks embedded in Vishay’s offer, including its ability to obtain financing and the serious conflict of interests the election of Vishay’s handpicked slate of directors could present.”

The full text of the letter follows:

BEWARE!!! VISHAY DOES NOT HAVE YOUR BEST INTERESTS IN MIND

VOTE FOR IRF’S DIRECTORS AT THE 2007 ANNUAL MEETING

VS.

A HIGHLY CONDITIONAL INADEQUATE $23.00 OFFER

September 29th, 2008

Dear Fellow Shareholder:

Your vote at the 2007 Annual Meeting of IRF Shareholders to be held on October 10th is critical. As you know, International Rectifier (NYSE: IRF) received a revised unsolicited, non-binding offer from Vishay Intertechnology (NYSE:VSH) to acquire IRF for $23.00 in cash per share and Vishay commenced today a tender offer at that price. Your Board of Directors has unanimously rejected the $23.00 offer as financially inadequate. Vishay’s offer is highly conditional and subject to the receipt of the proceeds of financings which it may never obtain in this turbulent credit market.

VISHAY IS TRYING TO DEPRIVE YOU OF THE FULL VALUE OF YOUR STOCK — THE VALUE OF THE FUTURE UPSIDE IN THE STOCK AND THE VALUE OF SYNERGIES TO VISHAY

•                  Vishay’s offer does not fully reflect the long-term value of IRF and the Company’s future prospects. Our September 22nd, 2008 Investor Presentation, which sets out our strategic roadmap for shareholder value creation, describes in detail why not. We urge you to review this presentation (available on the Company’s website at www.irf.com and on the SEC’s website at www.sec.gov) as soon as possible and in any event prior to making any decision on your vote at the 2007 Annual Meeting. We have set out below some brief highlights from the presentation and the reasons for the Board’s rejection of the offer :

•      The IRF Board believes that the strategic roadmap to be implemented by the management team will deliver greater value to the IRF shareholders than Vishay’s inadequate offer

•                  IRF has a comprehensive product portfolio of analog, discrete and mixed signal integrated circuits targeted at a number of the most attractive high growth end segments such as automotive and aerospace and defense

•                  In addition to growth opportunities in its existing segments, the successful development of IRF’s revolutionary GaN technology uniquely positions IRF to benefit from significant share shifts

•                  CEO Oleg Khaykin and his team have put in place a detailed, focused and achievable three phase strategic plan with the goals of reviving top-line growth while at the same time demanding operational excellence within the organization to drive gross and operating margins of ~45% and ~20%, respectively

•                  The management team has already made significant progress in executing the strategic roadmap, including an aggressive program of channel inventory rationalization and approximately $30 million of annualized cost of goods sold improvements

•                  We do not believe that Vishay’s offer reflects the manufacturing synergies, operating expense synergies and revenue synergies that could be achieved by Vishay in an acquisition of IRF

•                  Do you think it is a coincidence that Vishay opportunistically initially published its proposal:

•                  Right after the Company completed its restatement and before it announced its fiscal year 2008 results?

•                  At a time when the Company was trading close to its 5-year low?

•                  At a low point in the cycle for the semiconductor industry?

•                  During one of the toughest M&A markets in recent years?

•                  During a period of extraordinary credit market turbulence and uncertainty?

•                  We believe Vishay’s goal is to acquire the Company on the cheap which would deprive our shareholders of the value they deserve and have waited for through a challenging period for the Company

VISHAY’S $23.00 OFFER – IS IT REAL?

•                  Approximately three weeks after indicating its intention to launch a tender offer, Vishay finally launched its offer to purchase IRF shares at $23.00 per share. Instead of providing greater clarity and certainty to IRF shareholders the offer to purchase is highly conditional not only in relation to Vishay’s ability to raise the funds to pay for IRF shares but also in providing Vishay with maximum flexibility to choose not to complete the tender offer. We have listed below the “significant conditions” highlighted by Vishay in its offer:

•                  Obtaining financing for the transaction and potential refinancing of certain Vishay debt

•                  Minimum tender condition of at least a majority of fully diluted IRF shares

•                  Absence of any agreement or transaction which would impair the expected value of IRF to Vishay

•                  Expiration of termination of all regulatory waiting periods, including Hart-Scott-Rodino

•                  Inapplicability of Section 203 of the Delaware General Corporation Law

•                  Redemption of IRF’s rights under its shareholder rights plan

•                  Vishay did not deem it appropriate to highlight numerous other conditions to its offer to purchase to be “significant conditions” despite these conditions reserving Vishay’s right, in Vishay’s sole discretion, to terminate the tender offer. For instance, Vishay has the ability not to complete the offer in the event of a decline in either the Dow Jones Industrial Average or the Standard & Poor’s 500 Index by an amount in excess of 15% measured from the close of business today.  In light of the current volatile equity market, in which today alone the Dow Jones Industrial Average or the Standard & Poor’s 500 Index declined by 7% and 9% respectively, this provision increases further the risk and uncertainty for IRF shareholders of accepting Vishay’s offer.

•                  In relation to the financing condition, Vishay itself acknowledges in its offer to purchase the significant risk of obtaining the financing necessary to complete the transaction, particularly “in light of the current crisis in the U.S. financial services industry”. It is six weeks since Vishay made its initial proposal public on August 15th, 2008 yet they as of yet are still “working with” Banc of America and Morgan Stanley to secure commitments and no definitive arrangements have been announced

•                  Even if Vishay eventually confirms it has received commitments to fund the transaction, you should be sure to read the fine print – what conditions will the funding be subject to? How certain will that financing be?

THE OCTOBER 10th MEETING IS A REFERENDUM ON THE INADEQUATE AND OPPORTUNISTIC $23.00 OFFER BY VISHAY WHICH MAY NOT MATERIALIZE

THE REJECTION OF THE VISHAY NOMINEES IS CRITICAL

•                  This election is not just another “short slate” election where dissident nominees will “shake up” a board

•                  Support for the Vishay group would be an endorsement of a mediocre and untimely offer — which may never close — and could significantly undermine the Board’s negotiating leverage with Vishay or with any third party if the Board determined to sell the Company

•                  Indeed, if a sale process commenced, how would likely bidders for the Company respond if nominees of one of the bidders — Vishay — were on the Board and a part of the process?  How would these prospective bidders view the $50,000 Vishay payment to each of its nominees?

•                  To be sure, now is not a sensible time to put the Company up for sale.  Except to seek to compel a sale of the Company in one of the worst merger and credit markets in memory, what would the three Vishay nominees add?  Their presence on the Board — nominees of Vishay threatening meritless litigation with the Company — could be very disruptive and destabilizing

•                  The Company’s Board and its management are seeking to create significant shareholder value and it is not in the shareholders’ interests for the Board and management to be diverted and frustrated in this goal and forced to function in a climate of uncertainty.  Support for the Board’s nominees in October could end this costly and unproductive distraction now

ALL OF THE NOMINEES OF THE COMPANY ARE EMINENTLY QUALIFIED AND SUPPORT A PROGRAM TO DELIVER SHAREHOLDER VALUE

•                  One of the Company nominees was appointed in March 2008 and  the other in May 2008 following a comprehensive search and vetting process and both have made meaningful contributions to the Company Board during their relatively short tenure to date

•                  The CEO and the Chairman of the Board are also new to the Board — 4 of the present 8 directors are new. The Company does not need Vishay nominees to have a “fresh look”

•                  The third nominee, Dr. Jack Vance, performed the role of lead independent director during the restatement process and has been an important source of continuity for the subsequent litigation and regulatory processes

•                  These three Company nominees are part of a team designed for and dedicated to shareholder value enhancement and, right now, support the Company’s strategic plan to achieve that goal

KEEP THE BOARD AND NEW LEADERSHIP TEAM INTACT

ALL OF VISHAY’S PROPOSED BYLAW AMENDMENTS ARE DESIGNED TO LIMIT THE IRF BOARD’S ABILITY TO ACT IN THE BEST INTERESTS OF SHAREHOLDERS

•                  The IRF Board has stated that the 2008 annual meeting would be held in early 2009. Vishay’s demand to hold the 2008 annual meeting by December 21, 2008, is an attempt to reduce the amount of time available to the Board and undermine the Board’s negotiating position vis-a-vis Vishay or other potentially interested parties if the Board were to determine to evaluate and potentially pursue value-maximizing alternatives

•                  Vishay’s proposed bylaw amendments could be invalid under Delaware law as seeking to limit the IRF Board’s ability to fully exercise its fiduciary responsibilities in responding to changing circumstances

•                  The IRF Board’s policy is that it would not adjourn any meeting without shareholder approval if a quorum is present.  So why is Vishay making an irrelevant offer to prevent an adjournment of an annual meeting when a quorum is present? Is it another one of its misleading attempts to create doubt in your minds about the Board’s willingness to act in the best interests of the shareholders?

•                  Vishay’s attempt to overturn bylaw amendments by the Board is intended to restrict the Board’s flexibility and its ability to govern the Company in the best interests of our shareholders

•                  All of Vishay’s proposed amendments are designed to further Vishay’s goal of acquiring IRF for an inadequate price

KEY VISHAY ASSERTIONS ARE FLAWED, MISLEADING AND FACTUALLY INACCURATE

•                  You may have seen by now the presentation filed by Vishay with the SEC on September 24, 2008. We want to set the record straight on certain of these inaccuracies and fallacies, and the misleading comments made by Vishay

•                  $23.00 represents a “71% premium to trading value of enterprise” and “30% premium to IRF’s average closing price for 30 trading days preceding Vishay’s original offer”

•             Vishay ignores the obvious fact that the IRF stock price has been artificially depressed as a result of the overhang from the restatement process and the related restrictions on the new management team’s ability to communicate the strategic roadmap to shareholders until now. No doubt the opportunistic timing of Vishay’s approach is no coincidence and is designed to take advantage of this very fact

•             Vishay focuses solely on near-term trading averages in calculating the implied premium. A longer-range of averages would argue for a much higher valuation of IRF:

Premium/(Discount) to(1)	Stock Price	Enterprise Value per Share
52 Week High	(41.3)%	(54.4)%
3 Year Average	(33.6)%	(51.9)%
2 Year Average	(28.9)%	(45.7)%
1 Year Average	(14.5)%	(22.5)%
6 Month Average	7.9%	15.5%
30 Trading Day Average	30.1%	70.1%

•                  Why did Vishay compare its offer to trading multiples in the industry? It appears it has forgotten that trading multiples do not include acquisition premiums. We see this as further confirmation of Vishay’s attempts to acquire IRF for an inadequate price reflecting no premium to the base-line trading value of the Company

•                  We would also note that revenue growth is not the only driver of revenue multiples — profitability is the other important determinant, and we are at levels of depressed profitability which we are addressing through our strategic plan

•                  “Vishay’s $23.00 per share offer reflects a fair allocation of synergy benefits”

What level of synergies has Vishay reflected in its offer? How much has it allocated to IRF shareholders in its $23.00 offer

•                  “Lost two R&D leaders and EVP of Global Sales and Marketing”

•                  This is incorrect

•                  Mike Briere, one of the industry’s leading luminaries, has returned to IRF following Oleg’s appointment as he buys into our strategic direction

•                  We would also note that not all terminations following the restatement were voluntary

THE REJECTION OF THE VISHAY NOMINEES IS CRITICAL

VOTE THE WHITE PROXY CARD FOR IRF’S DIRECTORS AT THE 2007 ANNUAL MEETING

In sum, electing Vishay’s nominees and approving Vishay’s proposed bylaw amendments would further its inadequate and opportunistic acquisition offer and seek to undermine the ability of our Board to make an independent determination as to the alternative that is in the best interests of IRF’s shareholders.

Your Board believes that it is in the best interests of the Company and all of its shareholders to vote FOR each of the Board’s nominees and vote AGAINST each of Vishay’s bylaw amendments.

In order to ensure that your vote is cast in support of your Board, please ONLY vote the WHITE International Rectifier Proxy Card or voting instruction card enclosed with this letter.  We urge you not to sign and return any blue proxy card or voting instruction card that you may receive from Vishay not even as a vote of protest.

Please vote the enclosed WHITE proxy card or voting instruction card by telephone or via the Internet following the instructions contained on the WHITE proxy or voting card.  Alternatively, please mark, sign, date and return the enclosed WHITE proxy card or voting instruction card using the postage pre-paid return envelope enclosed with  the WHITE proxy card.  If you have any questions or need assistance voting your shares, please call D. F. King & Co., Inc., who is assisting International Rectifier, toll-free at 1-888-605-1957.

We look forward to continuing to hear the views of our shareholders and, in turn, to communicate the value and impact of our promising strategic plan.  Thank you for your continued support of International Rectifier.

On Behalf of the Board of Directors,

Oleg Khaykin, CEO	Richard Dahl, Chairman

Notes:

1. Source: Factset, DataStream, and public filings. 52 Wk high and various averages all as of 14-Aug-2008.  The (41.3)%, (33.6%), (28.9%), (14.5%) discounts and 7.9% and 30.1% premia were calculated, respectively, based on the Company’s highest share price ($39.15 on August 22, 2007) during the past 52 weeks and the Company’s average share prices of $34.64 over the prior three years, $32.37 over the prior two years, $26.89 over the prior year, $21.32 over the prior six months and $17.69 over the prior 30 trading days. Enterprise value per share is calculated by taking IRF’s equity market capitalization at the specified date or during the specified period, adding the relevant quarter debt balance, deducting the relevant quarter cash balance and then dividing by the number of basic shares outstanding (average basic shares outstanding for historical quarters, basic shares outstanding as of the end of the most recent quarter for the current quarter). In the case of the Vishay offer, enterprise value per share is calculated by taking the total equity value of Vishay’s $23.00 offer, deducting the most recent quarter cash balance and then dividing by the number of basic shares outstanding.

Forward-Looking Statements

Certain statements made in this letter, including statements regarding future financial and operating performance and conditions of International Rectifier Corporation (the “Company”), are “forward-looking”statements. These statements may be identified by the use of forward-looking terminology such as the words “expects,”“intends,”“believes,”“anticipates,”“may,”“should”and other terms with similar meaning indicating possible future events or actions or potential impact on the business or shareholders of the Company. Except for historical financial and business performance information, statements made in this letter should be considered “forward-looking.” These forward-looking statements speak only as of the date of this letter; we disclaim any obligation to update these statements, and we caution you not to rely on them unduly. Much of the information that looks towards future performance of our company is based on various factors and important expectations and assumptions about future events that may or may not actually come true. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control, including, without limitation, pending and future governmental inquiries and market demand. As a result, our operations and financial results in the future could differ materially and substantially from those we have discussed in the forward-looking statements made in this letter. More information about certain risks and uncertainties is included in the Company’s annual report on Form 10-K for the fiscal year ended June 30, 2008. This report and the Company’s previously filed documents are on file at the SEC and are readily obtainable at no charge at www.irf.com and www.sec.gov.

Disclaimer

This letter includes statements and information from previously published material. Permission to reprint or use these statements was neither sought nor obtained.

About International Rectifier

International Rectifier Corporation (NYSE:IRF) is a world leader in power management technology. IR’s analog, digital, and mixed signal ICs, and other advanced power management products, enable high performance computing and save energy in a wide variety of business and consumer applications.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management solutions to power their next generation products. For more information, go to www.irf.com.

Note: Statements made or implied in this release that are in the future tense or that are accompanied by words such as “will,” or variations of such words are “forward-looking” and involve risks and uncertainties that are not within International Rectifier's control. A fuller explanation of these risks and uncertainties, including those related to the changes to the company’s internal controls and governance policies, is contained in International Rectifier’s periodic and other filings from time to time with the Securities and Exchange Commission.

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Company contact:

Investors

Portia Switzer

310.726.8254

Chris Toth

310.252.7731

or

Media:

Kekst & Co.

Tom Davies, 212-521-4873

Roanne Kulakoff, 212-521-4837